Exhibit (a)(5)(A)

FORM OF DIRECTOR

LOCK-UP AGREEMENT

[Date]

InfuSystem Holdings, Inc.

31700 Research Park Drive

Madison Heights, Michigan 48071

Re:	Exchange Offer Lock-Ups for Directors

Ladies and Gentlemen:

Pursuant to the offer (the “Exchange Offer”) dated February 16, 2010 by InfuSystem Holdings, Inc. (the “Company”) to exchange shares of common stock par value $0.0001 (“Common Stock”) for any and all outstanding warrants to purchase Common Stock exercisable at $5.00 per share, the undersigned, a director of the Company, agrees not to sell or otherwise transfer the shares of the Company’s Common Stock received in the Exchange Offer for one year following the expiration of the Exchange Offer without the Company’s consent.

Signature:

Print Name:

Number of shares received in the Exchange Offer	Certificate numbers: